Exhibit 99.1

February 4, 2008
Press Release
SOURCE: Oil States International, Inc.
Oil States Acquires Oil Sands Lodge
HOUSTON, February 4/PR Newswire/ -- Oil States International, Inc. (NYSE: OIS) today announced that its Canadian subsidiary, PTI Group Inc., has purchased all of the equity of Christina Lake Enterprises Ltd., the owners of a high-end lodge (“Christina Lake Lodge”) in the Conklin area of Alberta, Canada. Ideally situated on over 40 acres, Christina Lake Lodge provides upscale lodging and catering for up to 92 people in the southern area of the oil sands region and can be expanded to accommodate future growth. Consideration for the lodge consisted of C$6.5 million in cash, funded from borrowings under the Company’s existing credit facility, and is subject to post-closing working capital adjustments. For its fiscal year ended October 31, 2007, Christina Lake Lodge generated approximately C$3.9 million of revenues.

"We are excited to complete the acquisition of Christina Lake Lodge which expands our accommodations offerings into the southern oil sands area," stated Cindy B. Taylor, Oil States' president and chief executive officer. "We are pleased to add high quality accommodations and services to support our customers’ growing SAGD developments in the area."

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included in the presentation will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.